Exhibit 99.6

[LOGO] Endurance

                                     Contacts
                                     Bryan Melgar, Investor Relations
                                     Phone: (441) 278-0491
                                     Email: bmelgar@endurance.bm

                                     Marianne Navickas, Corporate Communications
                                     Phone: (441) 278-0420
                                     Email: mnavickas@endurance.bm

ENDURANCE SPECIALTY ACQUIRES SUBSTANTIAL REINSURANCE PORTFOLIO FROM THE HARTFORD VIA A RENEWAL RIGHTS TRANSACTION

HAMILTON, Bermuda - May 16, 2003 - Endurance Specialty Holdings Ltd., (NYSE:ENH) today announced that it has acquired the majority of the premiums of the in-force property casualty reinsurance business managed by HartRe Company L.L.C. ("HartRe"), a subsidiary of The Hartford Financial Services Group Inc. (NYSE:HIG). The transaction was structured as a purchase of renewal rights on a selected group of contracts representing a majority of HartRe's current in-force premiums and quota share reinsurance of the unearned premium reserves ("UPR") associated with such contracts as of April 1, 2003. Endurance will not assume past loss reserve liabilities from HartRe as part of this transaction.

This business has been reinsured by Endurance's U.S. subsidiary, Endurance Reinsurance Corporation of America. A significant number of claims, underwriting, and actuarial professionals of HartRe have been offered employment at Endurance Reinsurance Corporation of America.

"We are extremely pleased to have reached agreement with The Hartford in this acquisition and welcome the new HartRe employees to Endurance," commented Kenneth J. LeStrange, Chairman, President, and CEO of Endurance. "We performed extensive due diligence and individual account level reviews of the business that we are assuming. The business had been very heavily re-underwritten in recent years by HartRe's current management team and they had developed a very attractive book of profitable working layer reinsurance that we built our company to pursue."

The programs reinsured by Endurance represent approximately $400 million in unearned premium reserve transfer. The business acquired is approximately 38% property reinsurance, 22% aviation, 17% casualty treaty reinsurance, 6% non-standard auto treaty reinsurance, 5% property catastrophe reinsurance, and 12% other business. Endurance has the right to renew these contracts as they expire.

Given the significant increase in capital utilization that will occur with this transaction, Endurance is raising its return on equity guidance from a previous target of 12% to 13% return on average equity for 2003 to 13% to 14% for 2003, assuming normal levels of catastrophe losses.

Under the terms of the agreement, Endurance will compensate The Hartford based upon the amount of premiums ultimately received and the mix of business from the unearned premiums transferred ("override payment"), the amount of premiums renewed over the next two contract renewals and mix of such renewals ("renewal rights payments"), and the ultimate profitability of

                                    - more -
selected lines of business transferred in the quota share agreement against pre-determined loss ratio targets ("profit sharing"). At closing, Endurance made guaranteed minimum payments of $25 million against future override and renewal rights payments.

Endurance will host a conference call today at 2:00 PM Eastern to discuss this transaction. The conference call can be accessed via telephone by dialing (800) 289-0518 (toll-free) or (913) 981-5532 (international). A telephone replay of the conference call will be available through May 29 by dialing (888)203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code:
797492.

A webcast of the conference call is available at the investor relations section of the company website, www.endurance.bm

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd., through its wholly-owned operating subsidiaries, is a global provider of property and casualty insurance and reinsurance. Through these subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance's operating subsidiaries have been assigned a group rating of A- (Excellent) from A.M. Best, and headquarters are located at Crown House, 4 Par-la-Ville Road, Hamilton HM 08, Bermuda. The mailing address is:
Endurance Group, Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm/.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, changes in accounting policies, changes in general economic conditions and other factors described in our Final Prospectus (File No. 333-102026) filed with the U.S. Securities and Exchange Commission on February 28, 2003 in connection with our initial public offering

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                      # # #